                                            Filed Pursuant to Rule No. 424(b)(5)
                                            Registration No. 333-87725


PROSPECTUS SUPPLEMENT
(To Prospectus dated February 29, 2000)
                                  $500,000,000

                        [LOGO OF COMDISCO APPEARS HERE]

                       Senior Medium-Term Notes, Series I
                 Due Nine Months to 15 Years From Date of Issue

                               ----------------

Comdisco, Inc. is a Delaware corporation. Our principal executive office is located at 6111 North River Road, Rosemont, Illinois 60018, and our telephone number is (847) 698-3000.

The following terms may apply to the notes. We will provide the final terms for each note in a pricing supplement.

  .  Ranking as our senior                  .  Interest at fixed or floating
     indebtedness                              rates, or no interest at all.
                                               The floating interest rate may
  .  Stated maturities of 9 months             be based on one or more of the
     to 15 years from date of issue            following indices plus or minus
                                               a spread and/or multiplied by a
  .  Redemption and/or repayment               spread multiplier:
     provisions, if applicable,
     whether mandatory or at our                  .  CMT rate
     option or the option of the
     noteholders                                  .  Commercial paper rate
  .  Payments in U.S. dollars or one
     or more foreign currencies                   .  Eleventh district cost of
                                                     funds rate
                                                  .  Federal funds rate
  .  Minimum denominations of $1,000
     or other specified                           .  LIBOR
     denominations for foreign                    .  Prime rate
     currencies
                                                  .  Treasury rate
  .  Book-entry (through The
     Depository Trust Company) or           .  Interest payments on fixed rate
     certificated form                         notes on each February 15 and
                                               August 15
                                            .  Interest payments on floating
                                               rate notes on a monthly,
                                               quarterly, semiannual or annual
                                               basis

 Investing in the notes involves certain risks. See "Risk Factors" on page S-3.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

      We may sell notes to the agents as principal for resale at varying or fixed offering prices or through the Agents as agent using their reasonable efforts on our behalf. If we sell all of the notes, we expect to receive proceeds of between $496,250,000 and $499,375,000, after paying the agents' discounts and commissions of between $625,000 and $3,750,000. We may also sell notes without the assistance of the agents (whether acting as principal or as agent).
                               ----------------

Merrill Lynch & Co.
           Banc of America Securities LLC
                       Salomon Smith Barney
                                                         Warburg Dillon Read LLC
                               ----------------

          The date of this prospectus supplement is February 29, 2000

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

Risk Factors.............................................................  S-3
Description of Notes.....................................................  S-5
Certain United States Federal Income Tax Considerations.................. S-20
Plan of Distribution..................................................... S-30
Glossary................................................................. S-32

                                   PROSPECTUS

About This Prospectus....................................................    2
Where You Can Find More Information......................................    2
The Company..............................................................    3
Ratio of Earnings to Fixed Charges.......................................    4
Use of Proceeds..........................................................    4
Forward Looking Statements...............................................    4
Description of Our Debt Securities.......................................    5
Description of Our Common Stock..........................................   11
Delaware General Corporation Law and Our Restated Certificate of
 Incorporation and Bylaws................................................   14
Plan of Distribution.....................................................   16
Legal Opinions...........................................................   17
Experts..................................................................   17

      You should rely on the information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not, and the agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  RISK FACTORS

      This prospectus supplement does not describe all of the risks of an investment in the notes. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. Notes denominated in a foreign currency are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions. Indexed notes are not an appropriate investment for investors who are unsophisticated with respect to the type of index or formula used to determine the amount payable. You should also consider carefully, among other factors, the matters described below.

Exchange Rates and Exchange Controls

      An investment in a note denominated in a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and such currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on factors over which we have no control, such as economic, financial, and political events and the supply of and demand for the relevant currencies.In addition, if payments on your non-U.S. dollar notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be increased. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and you should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any note. Depreciation of the specified currency for a note against the U.S. dollar would result in a decrease in the effective yield of that note (on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to you on a U.S. dollar basis.

      Except as set forth below, if payment in respect of a note is required to be made in a currency other than U.S. dollars (including Euro), and that currency is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the government of the relevant country or union or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of that note will be made in U.S. dollars until that currency is again available to us or so used. The amounts payable on any date in that currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for that currency or as otherwise indicated in the applicable pricing supplement. Any payment in respect of that note so made in U.S. dollars will not constitute an event of default under the SunTrust Senior Indenture. Regardless, if a specified currency is unavailable to us solely because the country of issue has replaced its currency with Euro or other currency of the European Union pursuant to the Treaty establishing the European Communities, the amounts payable will, beginning with the date the replacement becomes effective, be made in Euro or such other currency. The amounts payable on any date will be converted into Euro or such other currency on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the pricing supplement.

      If payment is required to be made in Euro and Euro are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or are no longer used in the European Monetary System, then all payments will be made in U.S. dollars until Euro are again available to us or so used. The amount of each payment in U.S. dollars will be computed on the basis of the equivalent of Euro in U.S. dollars, determined on the basis of the most recently available market exchange rate for Euro or as otherwise indicated in the pricing supplement.

      The paying agent will make all determinations referred to above at its sole discretion. All determinations will, in the absence of clear error, be binding on holders of the notes.

      The information set forth in this prospectus supplement with respect to foreign currency risks is general in nature. We disclaim any responsibility to prospective purchasers of foreign currency notes with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on such notes. Prospective purchases of foreign currency notes should consult their own counsel with regard to these matters.

      Any pricing supplement relating to notes having a specified currency other than U.S. dollars will contain information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

Foreign Currency Judgments

      The notes will be governed by and construed in accordance with the internal laws of the State of New York. As a holder of notes, you may bring an action based upon an obligation payable in a currency other than U.S. dollars in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than U.S. dollars. In addition, it is not clear whether in granting such judgment, the rate of conversion would be determined with reference to the date of default, the date judgment is rendered or any other date. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date the judgment or decree is entered. In these cases, holders of foreign currency notes would bear the risk of exchange rate fluctuations between the time the dollar amount of this judgment is calculated and the time U.S. dollars were paid to the holders.

Risks Associated with Indexed Notes

      An investment in indexed notes entails significant risks that are not associated with an investment in a conventional fixed rate debt security. Indexation of the interest rate of a note may result in an interest rate that is less than that payable on a conventional fixed rate debt security issued at the same time, including the possibility that no interest will be paid. Indexation of the principal and/or premium on a note may result in an amount of principal and/or premium payable that is less than the original purchase price of the note, including the possibility that no amount will be paid. The secondary market for indexed notes will be affected by a number of factors, independent of our creditworthiness. These factors include the volatility of the index selected, the time remaining to the Maturity of the notes, the amount outstanding of the notes and market interest rates. The value of an index can depend on a number of interrelated factors, including economic, financial and political events, over which we have no control. In addition, if the formula used to determine the amount of principal, premium and/or interest payable with respect to indexed notes contains a multiple or leverage factor, the effect of any change in the index will be increased. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. The historical experience of an index should not be taken as an indication of its future performance.

Credit Ratings

      The credit ratings assigned to our medium-term note program are a reflection of our credit status and do not reflect the impact of the factors discussed above on the market value of indexed notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in indexed notes. In addition, real or anticipated changes in our credit ratings generally will affect the market value of the notes.

Redemption

      If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may (in the case of optional redemption) or must (in the case of mandatory redemption) choose to redeem such notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

Uncertain Trading Markets

      We cannot assure you a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market. These factors include:

     .the complexity and volatility of the index or formula applicable to the notes,

     .the method of calculating the principal, premium and interest in respect of the notes,

     .the time remaining to the maturity of the notes,

     .the outstanding amount of the notes,

     .the redemption features of the notes,

     .the amount of other debt securities linked to the index or formula applicable to the notes, and

     .the level, direction and volatility of market interest rates generally.

      In addition, certain notes have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell these notes. This may affect the price you receive for these notes or your ability to sell them at all. You should not purchase notes unless you understand and know you can bear these investment risks. You should also review the information under "Forward Looking Statements" beginning at page 4 of the prospectus before making your investment decision.

                              DESCRIPTION OF NOTES

General

      The following description of terms of the notes supplements the general description of the debt securities provided in the prospectus and is not complete. However, the pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement. It is important for you to consider the information contained in the prospectus, the prospectus supplement and the pricing supplement in making your investment decision.

      This section describes some technical concepts, and thus we occasionally use defined terms. You will find an alphabetized glossary at the end of this prospectus supplement that defines all of the capitalized terms used in this prospectus supplement that are not defined in this section.

      The Indenture. We will issue the notes under the SunTrust Senior Indenture between us and SunTrust Bank. Since we have only summarized the most significant portions of the Indenture below, you may want to refer to the SunTrust Senior Indenture for more detailed information. We have not issued any debt securities under the SunTrust Senior Indenture prior to the date of this prospectus supplement.

      Ranking. The notes are "senior debt securities" as described in the prospectus and will be unsecured and will rank equally with all our other unsecured and unsubordinated debt obligations. The notes and the SunTrust Senior Indenture will not limit us from incurring additional debt and will not place any other financial restrictions on us.

      Amount. The amount of notes that we may issue under this prospectus supplement is $500,000,000. The SunTrust Senior Indenture does not limit the amount of notes that we may offer. If a note is an Original Issue Discount Note, we will use its initial offering price to calculate the amount issued.

      Terms. Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Notes may be issued at significant discounts from their principal amount payable at stated maturity, or on any date before the stated maturity date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at our option, repayment at your option or otherwise. Some notes may not bear interest.

      Reopening of Issue. We may, from time to time, reopen an issue of notes and issue additional notes with the same terms (including issue date, Maturity and interest rate basis) as notes issued on an earlier date. After these additional notes are issued they will be fungible with the notes issued on an earlier date.

      Maturity. Each note will mature on any day from 9 months to 15 years from its date of issue. However, each note may also be subject to redemption at our option and repayment at your option (see Optional Redemption below).

      Pricing Supplement. The pricing supplement relating to a note will describe the following terms:

     .the specified currency;

     .whether the note is a fixed rate note, a regular floating rate note, a floating rate/fixed rate note, an inverse floating rate note, an indexed note, or an amortizing note;

     .the issue price;

     .the original issue date;

     .the stated maturity date;

     .for a fixed rate note, the rate per annum at which it will bear interest, if any, and the date on which interest will be payable if other than February 15 and August 15;

     .for a floating rate note, the interest rate base or bases, the initial interest rate, the interest reset period, the interest payment dates, the Index Maturity, the Designated LIBOR Currency, if any, the maximum interest rate, if any, the minimum interest rate, if any, the Spread and/or Spread Multiplier, if any, and any other terms relating to the particular method of calculating the interest rate for the note;

     .whether the note is an Original Issue Discount Note;

     .for an indexed note, the manner in which interest payments and the principal amount payable at Maturity will be determined;

     .if such note is an amortizing note, an amortization schedule;

     .whether the note may be redeemed at our option, or repaid at the holder's option prior to the stated maturity date as described further under "Optional Redemption" below, and if so, the terms of the redemption or repayment;

     .whether the notes are a reopening of notes previously issued; and

     .any other terms that do not conflict with the provisions of the Indenture.

      Form of the Notes. We will issue the notes either in certificated form or pursuant to a book-entry system.

      Book-Entry Notes. When we issue notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. All notes previously issued under the prospectus have been issued in book-entry form. These certificates will name a nominee of The Depository Trust Company, New York, New York ("DTC") as the owner of the notes. DTC maintains a computerized system that will reflect your ownership of the notes through an account you will maintain with your broker/dealer, bank, trust company or other representative.

      DTC's nominee will be considered the owner of your note in our records and will be the entity entitled to cast a vote regarding your note. However, DTC and the broker/dealers, banks, trust companies and other representatives that are part of DTC's computerized system are required to contact you for voting instructions.

      Certificated Notes. When we issue notes in certificated form, you will receive a certificate evidencing your note. SunTrust will issue certificated notes on our behalf and will only prepare such certificated notes at our request. The certificate will name you as the owner of the note, unless you choose to have your broker/dealer, bank, trust company or other representative hold these certificates for you. If your name appears on the certificate evidencing your note, then you will be considered the owner of your note for all purposes under the Indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, you will be asked to cast the vote regarding your note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. However, this entity is required to contact you for voting instructions.

      Exchanges. Certificated notes cannot be exchanged for book-entry notes. Book-entry notes can be exchanged for certificated notes only if:

     . DTC notifies us that it is unwilling or unable to hold global certificates and another depositary is not appointed within 90 days after we are so notified by DTC,

     . if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended,

     .  we, at our option, elect to issue the notes in definitive form, or

     . there is, or continues to be, an event of default with respect to the notes.

      In these limited circumstances, we will issue to you certificated notes in exchange for the book-entry notes. There will be no service charge for this exchange, but if a tax or other governmental charge is imposed, we may require you to pay it.

      Denominations. The notes will have minimum denominations of $1,000, increased in multiples of $1,000. The authorized denominations of notes denominated in a foreign or composite currency will be described in the pricing supplement. DTC currently limits the maximum denomination of any single global note to $400,000,000.

 Registration and Transfer of Notes.

      Book-Entry Notes. If you transfer your note while it is in book-entry form, the transfer will be reflected on the computerized system at DTC. Your broker/dealer, bank, trust company or other representative will arrange for the transfer to be reflected on DTC's records.

      Certificated Notes. In addition to acting as trustee under the SunTrust Senior Indenture, SunTrust also acts as our registrar for notes issued in certificated form. You may contact SunTrust Bank in care of Harris Trust Company of New York, Wall Street Plaza, 19th Floor, New York, New York 10005,
Attention: Manager, if you want to:

     .Register the transfer of any certificated note;

     .Exchange certificated notes for notes of different denominations;

     .Deliver payment instructions;

     .Obtain a new note to replace a note that has been lost or destroyed
        (you may be required to provide a document to SunTrust and us agreeing to return the new certificate if the missing one is found); or

     .Present notes that have matured or been redeemed in exchange for payment.

 Methods of Payment.

      SunTrust also acts as our paying agent, and will make all payments on the notes on our behalf.

      Book-Entry Notes. SunTrust will make payments of principal and interest on book-entry notes to the account of DTC's nominee by wire transfer of immediately available funds. Neither we nor SunTrust will make any payments to owners of beneficial interests in book-entry notes. Instead, DTC will credit the funds to which you are entitled to the account of the broker/dealer, bank, trust company or other representative through which you hold your note. That entity, in turn, will credit these funds to your account (or the account of any other intermediary through which you hold your note).

      We understand that DTC's current practice is to credit interest payments (including interest payable at maturity) and principal payments in immediately available funds. These payments and credits will be made pursuant to the rules of DTC, in accordance with any standing instructions you have with your broker/dealer, bank, trust company or other representative or other intermediary and with customary practice in the broker/dealer industry. Neither we nor SunTrust will be involved with, or responsible for, the movement of funds once SunTrust has paid DTC.

      Certificated Notes. If you hold certificated notes, payments of principal and interest due at Maturity or earlier redemption will be paid by wire transfer of immediately available funds after you present the matured or redeemed note at SunTrust's office (the address is given above). Interest payable at any other time will be paid by check mailed to your address as it appears in SunTrust's records. If you own $10,000,000 or more of notes having the same terms and conditions, we will pay you interest prior to Maturity by wire transfer of immediately available funds if you give the appropriate instructions to SunTrust at least 15 days before the applicable interest payment date.

      Special Payment Provisions for Notes Denominated in a Foreign Currency. Purchasers of notes denominated in a foreign currency must pay for their notes in that currency. If you prefer to pay in U.S. dollars, SunTrust, acting as exchange rate agent, will convert U.S. dollars into the foreign currency on your behalf to enable you to make payment in that currency. You must notify SunTrust that you would like them to provide this service for you at least three Business Days before the date of delivery of the note. These services are available only in connection with the initial distribution of notes denominated in a foreign currency.

      Unless otherwise specified in the applicable pricing supplement, we must make payments of principal of, and premium, if any, and interest, if any, on, a foreign currency note in the specified currency. Amounts payable by us in the specified currency will be converted by the exchange rate agent named in the applicable pricing supplement into United States dollars for payment to you unless otherwise specified in the applicable pricing supplement. You may also elect, in the manner hereinafter described, to receive such amounts in the specified currency.

      Any United States dollar amount to be received by you will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the exchange rate agent) selected by the exchange rate agent and approved by us for the purchase by the quoting dealer of the specified currency for United States dollars for settlement on that payment date in the aggregate amount of that specified currency payable to all holders of foreign currency notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. You will bear all currency exchange costs by deductions from these payments. If three of these bid quotations are not available, payments will be made in the specified currency.

      You may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the specified currency by submitting a written request for that payment to the Trustee at its corporate trust administration office in Atlanta, Georgia on or prior to the applicable record date or at least fifteen calendar days prior to maturity, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. You may elect to receive all or a specified portion of all future payments in the specified currency and need not file a separate election for each payment. Your election will remain in effect until revoked by written notice to the Trustee, but written notice of any revocation must be received by the Trustee on or prior to the applicable record date or at least fifteen calendar days prior to maturity, as the case may be. If your foreign currency notes are held in the name of a broker or nominee, you should contact that broker or nominee to determine whether and how an election to receive payments in the specified currency may be made.

      If a note is represented by a global note or notes, DTC or its nominee will be the holder of the note and will be entitled to all payments on the note. Although DTC can hold notes denominated in foreign currencies, all payments made to DTC will be in U.S. dollars. Accordingly, if you hold a beneficial interest in a related global note or notes and you wish to elect to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency, you must notify the participant through which you own your interest on or prior to the applicable record date or at least fifteen calendar days prior to maturity, as the case may be, of your election. This participant must notify DTC of that election on or prior to the third Business Day after that record date or at least twelve calendar days prior to maturity, as the case may be, and the DTC will notify the Trustee of that election on or prior to the fifth Business Day after that record date or at least ten calendar days prior to maturity, as the case may be. If complete instructions are received by the participant from you and forwarded by the participant to DTC, and by DTC to the Trustee, on or prior to these dates, then you will receive payments in the specified currency.

      Payments of the principal of, and premium, if any, and/or interest, if any, on foreign currency notes you hold which are to be made in United States dollars will be made in the manner specified in this prospectus supplement with respect to notes denominated in United States dollars. See "--General." Payments of interest, if any, on foreign currency notes which are to be made in the specified currency on an Interest Payment Date other than Maturity will be made by check mailed to your address as it appears in the security register, subject to the right to receive those interest payments by wire transfer of immediately available funds under the circumstances described under "-- General." Payments of principal of, and premium, if any, and/or interest, if any, on foreign currency notes which are to be made in the specified currency at maturity will be made by wire transfer of immediately available funds to an account with a bank which you designate at least fifteen calendar days prior to maturity, provided that the bank has appropriate facilities therefor and that the applicable foreign currency note is presented and surrendered at the office or agency maintained by Comdisco for that purpose in time for the Trustee to make these payments in those funds in accordance with its normal procedures.

      If a specified currency is not available for the payment of principal, premium or interest with respect to a foreign currency note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of foreign currency notes by making that payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified as otherwise determined) by the Federal Reserve Bank of New York (the "Market Exchange Rate") as computed by the exchange rate agent on the basis of the most recently available Market Exchange Rate on or before the date that payment is due or as otherwise indicated in an applicable pricing supplement. Any payment made under these circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the SunTrust Senior Indenture with respect to the notes.

      All determinations referred to above made by the exchange rate agent will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on the holders of the foreign currency notes.

      Recipients of Payments. Payments of interest on notes are generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. However, interest will be payable at Maturity, redemption or repayment to the person to whom principal is payable. The first interest payment on any note originally issued between a record date and an interest payment date or on an interest payment date will be made on the interest payment date after the next record date. The record date for any interest payment date for a floating rate note will be the date, whether or not a Business Day, 15 calendar days immediately before the interest payment date, and for a fixed rate note will be the last day of January or July, whether or not a Business Day, immediately before the interest payment date or Maturity, unless otherwise specified in the applicable pricing supplement.

      Optional Redemption. We may issue notes that permit us to redeem them prior to their Maturity ("calls") or that permit you to require us to redeem them prior to their Maturity ("puts"). Any of these redemption provisions, including the date(s) on which the call or put may occur and whether redemptions may be made in whole or in part, will be described in the pricing supplement relating to the specific notes.

      If we are permitted to call any notes, we will give notice of redemption to you, or the entity that is the registered holder of your notes, by mail at least 30 calendar days and not more than 60 calendar days prior to the date set for redemption.

      If you are permitted to put any notes, you must notify SunTrust at least 30 calendar days and not more than 60 calendar days prior to the date set for redemption. For any note to be repaid, SunTrust must receive (1) in the case of a certificated note, the note with the attached "Option to Elect Repayment" form completed, or a letter from a broker/dealer, bank or trust company notifying SunTrust of your intent to redeem your notes and guaranteeing that you will deliver the note and the attached "Option to Elect Repayment" form not later than five Business Days after the date set for redemption or (2) in the case of a book-entry note, instructions to that effect from the beneficial owner of the note to DTC and forwarded by DTC to SunTrust.

      Any notice of redemption delivered by you or by us will be irrevocable.

      Open Market Purchases. We may, at any time, purchase notes at any price from holders of notes or in the open market. If we purchase any of our notes, we may hold them, resell them or surrender them to SunTrust for cancellation.

Interest and Interest Rates

      The interest rates we will offer with respect to the notes may differ depending on, among other things, the aggregate principal amount of notes purchased in a single transaction. Each interest-bearing note will bear interest from the date of issue at the rate per annum or, in the case of a floating rate note, pursuant to the interest rate formula stated in the applicable note and in the applicable pricing supplement, until the principal of the note is paid or made available for payment. Interest payments on fixed rate notes and floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or made available for payment or from and including the date of issue, if no interest has been paid or made available for payment with respect to the note, to, but excluding, the related interest payment date or at maturity, as the case may be.

      Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable and at maturity. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the registered holder on the next succeeding regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related interest payment date.

      Fixed Rate Notes. Each fixed rate note will bear interest at the annual rate specified in the note and in the applicable pricing supplement. Interest on the fixed rate notes will be paid on February 15 and August 15 of each year and at maturity or as specified in the applicable pricing supplement. Interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months; provided that we may designate in the pricing supplement that interest will be computed and paid on the basis of (1) the actual number of days in the interest payment period divided by the actual number of days in the year or (2) the actual number of days in the interest payment period divided by 360. In the event that any Interest Payment Date (as defined below) or Maturity for any fixed rate note is not a Business Day, interest on that fixed rate note will be paid on the next succeeding Business Day; however, we will not pay any additional interest due to the delay in payment.

Floating Rate Notes.

      General. Each floating rate note will have an interest rate formula. The formula may be based on:

     .the CMT Rate,

     .the Commercial Paper Rate,

     .the Eleventh District Cost of Funds Rate,

     .the Federal Funds Rate,

     .LIBOR,

     .the Prime Rate,

     .the Treasury Rate, or

     .any other interest rate basis or interest rate formula as may be specified in the applicable pricing supplement.

      The applicable pricing supplement will also indicate the "Spread" and/or "Spread Multiplier", if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

      A floating rate note other than a floating rate/fixed rate note or inverse floating rate note will bear interest at the rate determined by reference to the applicable interest rate basis or bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the initial Interest Reset Date, the rate at which interest on that regular floating rate note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the initial Interest Reset Date will be the initial interest rate.

      A floating rate/fixed rate note will bear interest at the rate determined by reference to the applicable interest rate basis or bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the initial Interest Reset Date, the rate at which interest on that floating rate/fixed rate note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the initial Interest Reset Date will be the initial interest rate and (z) the fixed interest rate in effect for the period commencing on the date specified therefor in the applicable pricing supplement to Maturity shall be the interest rate so specified in the applicable pricing supplement or, if no such rate is specified, the interest rate in effect thereon on the day immediately preceding the date the fixed rate commences.

      An inverse floating rate note will bear interest at the specified fixed interest rate minus the rate determined by reference to the applicable interest rate basis or bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable pricing supplement, the interest rate thereon will not be less than zero. Commencing on the initial Interest Reset Date, the rate at which interest on such inverse floating rate note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the initial Interest Reset Date will be the Initial Interest Rate.

Date of Interest Rate Change

      Unless otherwise specified in the applicable pricing supplement, the interest rate with respect to each interest rate basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable pricing supplement, the interest rate in effect on each day shall be (1) if that day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding that Interest Reset Date or (2) if that day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

      The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually (this period is the "Interest Reset Period" and the first day of each Interest Reset Period is the "Interest Reset Date"). Unless we state otherwise in the applicable pricing supplement, the Interest Reset Dates will be:

     .  for floating rate notes which reset daily, each Business Day;

     . for floating rate notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week;

     . for Treasury Rate notes which reset weekly, the Tuesday of each week, except as provided below under "Treasury Rate Notes";

     . for floating rate notes (other than Eleventh District Cost of Funds Rate Notes) which reset monthly, the third Wednesday of each month;

     . for Eleventh District Cost of Funds Rate Notes all of which reset monthly, the first calendar day of each month;

     . for floating rate notes which reset quarterly, the third Wednesday of March, June, September and December of each year;

     . for floating rate notes which reset semi-annually, the third Wednesday of the two months of each year indicated in the applicable pricing supplement; and

     . for floating rate notes which reset annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

      The initial interest rate or basis on each note effective until the first Interest Reset Date will be indicated in the applicable pricing supplement. Thereafter, the interest rate will be the rate determined on the next Interest Determination Date, as explained below. Each time a new interest rate is determined, it will become effective on the subsequent Interest Reset Date. However, no changes will be made in the interest rate during the ten days prior to Maturity. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. However, for a LIBOR Note, if the next Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

      The rate of interest on floating rate/fixed rate notes will not reset after the applicable fixed rate commencement date.

      The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined by the calculation agent as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date, except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be calculated on that Interest Determination Date.

      In addition to any maximum interest rate that may apply to any floating rate note, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

When Interest is Paid

      Unless we state otherwise in the applicable pricing supplement, we will pay interest on floating rate notes as follows:

     . for notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

     . for notes that reset quarterly, on the third Wednesday of March, June, September and December of each year;

     . for notes that reset semiannually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

     . for notes that reset annually, on the third Wednesday of the month of each year specified in the applicable pricing supplement.

      If interest is payable on a day which is not a Business Day, payment will be postponed to the next Business Day. However, for LIBOR Notes, if the next Business Day is in the next calendar month, interest will be paid on the preceding Business Day.

      The interest payable will be the amount of interest accrued to, but excluding, the Interest Payment Date. However, for floating rate notes on which the interest resets daily or weekly, the interest payable will include interest accrued to and including the record date prior to the Interest Payment Date. If the Interest Payment Date is also a day that principal is due, the interest payable will include interest accrued to, but excluding, maturity.

      If the Maturity of a floating rate note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after Maturity to the date of that payment on the next succeeding Business Day.

How Interest is Calculated

      We will appoint a calculation agent to calculate interest rates on the floating rate notes. Unless we choose a different party in the pricing supplement, the lead agent will be the calculation agent for each note.

      All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from that calculation on floating rate notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).

      With respect to each floating rate rote, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable pricing supplement, the interest factor for each of these days will be computed by dividing the interest rate applicable to such day by 360, in the case of floating rate notes for which an applicable interest rate basis is the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of floating rate notes for which an applicable interest rate basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable pricing supplement, the interest factor for floating rate notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate basis specified in the applicable pricing supplement applied.

      Upon request of the holder of any floating rate note, the calculation agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to that floating rate note.

      Unless otherwise specified in the applicable pricing supplement, the calculation agent shall determine each Interest Rate Basis in accordance with the following provisions.

      The "CMT Rate" for any Interest Determination Date means:

    . if CMT Telerate Page 7051 is specified in the applicable pricing supplement:

     . the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc., (or any successor service), on page 7051, (or any other page as may replace page 7051 on that service) ("Telerate Page 7051"), for the applicable Interest Determination Date, or

     . if the rate referred to in the preceding clause does not appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement and for the applicable Interest Determination Date as published in H.15(519) under the caption "Treasury Constant Maturities", or

     . if the rate referred to in the preceding clause does not appear in H.15(519), the rate on the applicable Interest Determination Date for the period of the Index Maturity specified in the applicable pricing supplement as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

     . if the rate referred to in the preceding clause is not published, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three leading primary United States government securities dealers in The City of New York, which may include the agents or their affiliates (each, a "Reference Dealer"), selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity no more than 1 year shorter than the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

     . if fewer than five but more than two of the prices referred to in the preceding clause are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

     . if fewer than three prices referred to in the second preceding clause are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity closest to the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

     . if fewer than five but more than two prices referred to in the preceding clause are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

     . if fewer than three prices referred to in the second preceding clause are provided as requested, the CMT Rate in effect on the applicable Interest Determination Date.

    . if CMT Telerate Page 7052 is specified in the applicable pricing supplement:

     . the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption "Treasury Constant Maturities", as the yield is displayed on Bridge

        Telerate, Inc., (or any successor service), on page 7052, (or any other page as may replace page 7052 on that service) ("Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

     . if the rate referred to in the preceding clause does not appear on Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement and for the week or month, as applicable, preceding the applicable Interest Determination Date as published in H.15(519) opposite the caption "Treasury Constant Maturities," or

     . if the rate referred to in the preceding clause does not appear in H.15(519), the one-week or one-month, as specified, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

     . if the Federal Reserve Bank of New York does not publish the rate referred to in the preceding clause, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity no more than 1 year shorter than the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

     . if fewer than five but more than two of the prices referred to in the preceding clause are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

     . if fewer than three prices referred to in the second preceding clause are provided as requested, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement, a remaining term to maturity closest to the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the securities in the market at the time, or

     . if fewer than five but more than two prices referred to in the preceding clause are provided as requested, the rate will be calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

     . if fewer than three prices referred to in the second preceding clause are provided as requested, the CMT Rate in effect on the applicable Interest Determination Date.

      If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the Index

Maturity specified in the applicable pricing supplement, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

      Commercial Paper Rate. The "Commercial Paper Rate" for any Interest Determination Date means the Money Market Yield of the rate on that date for commercial paper having the Index Maturity specified in the applicable pricing supplement, as published in H.15(519) under the heading "Commercial Paper-- Nonfinancial" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper-- Nonfinancial."

      The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

     . If the above rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on that Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York (which may include the Agents or their affiliates) for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization. The calculation agent will select the three dealers referred to above.

     . If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate determined will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

      Eleventh District Cost of Funds Rate. The "Eleventh District Cost of Funds Rate" for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the Interest Determination Date as displayed on the Telerate Page 7058 by 11:00 A.M., San Francisco time, on the Calculation Date for such Interest Determination Date under the caption "Eleventh District."

      The following procedures will be used if the Eleventh District Cost of Funds Rate cannot be determined as described above:

     . If the rate is not displayed on the relevant page by 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions, of the Eleventh Federal Home Loan Bank District as announced by the Federal Home Loan Bank of San Francisco for the calendar month immediately preceding the Interest Determination Date.

     . If no announcement was made relating to the calendar month immediately preceding the Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on that Interest Determination Date.

      Federal Funds Rate. The "Federal Funds Rate" for any Interest Determination Date is the rate on that date for United States dollar federal funds as published in H.15(519) prior to 3:00 P.M., New York city time, on the Calculation Date for that Interest Determination Date under the heading "Federal Funds (Effective)", as displayed on Telerate Page 120.

      The following procedures will be used if the Federal Funds Rate cannot be determined as described above:

     . If the rate is not displayed on the relevant page or is not published in H15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on that Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)."

     .If that rate is not published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include the Agents or their affiliates) as of 9:00 A.M., New York City time, on that Interest Determination Date. The calculation agent, after consultation with us, will select the three brokers referred to above.

     .If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate in effect on that Interest Determination Date.

      LIBOR. On each Interest Determination Date, the calculation agent will determine "LIBOR":

     .If "LIBOR Telerate" is specified in the pricing supplement, LIBOR will be the rate for deposits in the Designated LIBOR Currency having the Index Maturity described in the applicable pricing supplement on the applicable Interest Reset Date, as that rate appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date.

     .If "LIBOR Reuters" is specified in the pricing supplement, LIBOR will be the arithmetic mean of the offered rates for deposits in the Designated LIBOR Currency having the Index Maturity described in the applicable pricing supplement on the applicable Interest Reset Date, as those rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two of those offered rates appear on the Designated LIBOR Page.

      If the pricing supplement does not specify "LIBOR Telerate" or "LIBOR Reuters," the LIBOR Rate will be LIBOR Telerate. In addition, if the Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

      On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:

     .LIBOR will be determined on the basis of the offered rates at which deposits in the Designated LIBOR Currency having the Index Maturity described in the applicable pricing supplement on the, commencing on the applicable Interest Reset Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major banks (which may include affiliates of the agents) in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date to prime banks in the London interbank market. The calculation agent, after consultation with us, will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the arithmetic mean of those quotations.

     .If fewer than two quotations are provided as mentioned above, LIBOR will be the arithmetic mean of the rates by three major banks (which may include affiliates of the agents) in the Principal Financial Center quoted at approximately 11:00 A.M. in the Principal Financial Center, on the Interest Determination Date for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in that market at that time. The calculation agent, after consultation with us, will select the three banks referred to above.

     .If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on the Interest Determination Date.

     Prime Rate. The "Prime Rate" for any Interest Determination Date is the rate on that date, as published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the caption "Bank Prime Loan."

     The following procedures will be followed if the Prime Rate cannot be determined as described above:

     .If the rate is not published by 3:00 P.M., New York City time, on the Calculation Date, the Prime Rate will be the rate as published in
        H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption "Bank Prime Loan."

     .If that rate is not published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page as that bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on that Interest Determination Date.

     .If fewer than four rates appear on the Reuters Screen US PRIME 1 Page on the Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Interest Determination Date by three major banks (which may include affiliates of the Agents) in The City of New York. The calculation agent, after consultation with us, will select the three banks referred to above.

     .If the banks or trust companies selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on the Interest Determination Date.

     Treasury Rate. The "Treasury Rate" for any Interest Determination Date is the rate set at the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable pricing supplement displayed on Telerate Page 56 or Telerate Page 57 by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date, under the caption "INVESTMENT RATE."

     The following procedures will be followed if the Treasury Rate cannot be determined as described above:

     .If the rate is not displayed on the relevant page or published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the auction average rate of such Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury on the Calculation Date.

     .If the results of the most recent auction of Treasury bills having the Index Maturity specified in the applicable pricing supplement are not published or announced as described above by 3:00 P.M., New York City time, on the Calculation Date, or if no auction is held, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on the Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market".

     .If that rate is not yet published by 3:00 P.M., New York City time, on the Calculation Date, the rate on the Interest Determination Date of such Treasury bills will be the rate as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

     .If the rate is not published in, H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the Treasury Rate will be calculated by the calculation agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date, of three primary United States government securities dealers (which may include the agents or their affiliates) for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement. The calculation agent, after consultation with us, will select the three dealers referred to above.

     .If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate in effect on that Interest Determination Date.

Indexed Notes

      We may offer indexed notes under which principal or interest is determined by reference to an index related to:

     .the rate of exchange between the specified currency for that note and the Designated LIBOR Currency;

     .the difference in the price of a specified commodity on specified dates;

     .the difference in the level of a specified stock index, which may be based on U.S. or foreign stocks, on specified dates; or

     .any other objective price or economic measures described in the pricing supplement.

      We will describe the manner of determining principal and interest amounts in the pricing supplement. We will also include historical and other information regarding the index or indexes and information concerning tax consequences to holders of indexed notes.

      Interest payable on an indexed note will be based on the face amount of the note. The pricing supplement will describe whether the principal payable upon redemption or repayment prior to Maturity will be the face amount, the index principal amount at the time of redemption or repayment or some other amount.

      As we have described earlier on page S-4, we think an investment in indexed notes carries significant risks. You should review these risks and the terms of an indexed note with your financial and legal advisors to determine whether these notes are an appropriate investment for you.

Amortizing Notes

      We may offer amortizing notes with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on an amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount. Further information about amortizing notes, including an amortization schedule, will be included in the pricing supplement.

Original Issue Discount Notes

      We may issue Original Issue Discount Notes. Original Issue Discount Notes are notes issued at a discount from the principal amount payable at Maturity. Certain additional considerations relating to Original Issue Discount Notes may be described in the pricing supplement.

Floating Rate/Fixed Rate Notes

      A note may be a floating rate note for a portion of its term and a fixed rate note for a portion of its term. Under these circumstances, the interest rate on the note will be determined as if it were a floating rate note and a fixed rate note for each specified period, as shall be set out in the applicable pricing supplement.

Inverse Floating Rate Notes

      We may issue inverse floating rate notes. Inverse floating rate notes will bear interest at a rate that reflects the difference between a fixed interest rate and an interest rate basis or bases, as shall be set out in the applicable pricing supplement.

Other Provisions; Addenda

      We may modify any provision of a note by using the section marked "Other Provisions" or by providing an addendum to the note.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the principal United States Federal income tax consequences relating to your purchase, ownership and sale of the notes. It is based upon the relevant laws, regulations, rulings and decisions which are now in effect and as they are currently interpreted. However, these laws and rules may be changed (including changes in effective dates) at any time and may be subject to possible differing interpretations. This discussion does not deal with the federal tax consequences applicable to all categories of investors. In particular, the discussion deals only with notes held as capital assets and does not deal with those of you who may be in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). It does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to the notes or to you as holders of the notes. This summary also may not apply to all forms of notes that we may issue. If the tax consequences associated with a particular form of note are different than those described below, they will be discussed in the pricing supplement relating to that note.

      The federal income tax discussion that appears below is included in this prospectus supplement for your general information. Some or all of the discussion may not apply to you depending upon your particular situation. You should consult your tax advisor for the tax consequences to you of owning and disposing of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

      This discussion is divided into four sections. The section captioned "U.S. Holders," applies to you only if you are a "U.S. Holder." If you are a U.S. Holder, you should read the section captioned "U.S. Holders." If you are not a U.S. Holder, you should read the section captioned "Non-U.S. Holders." All of you should read the section captioned "Backup Withholding." If the notes you have purchased are foreign currency notes, you should read the section captioned "Foreign Currency Notes."

Foreign Currency Notes

      Unless otherwise specified in the applicable pricing supplement, foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency. The information set forth in this prospectus supplement relating to foreign currency notes is directed to prospective purchasers who are United

States residents and, with respect to foreign currency notes, is by necessity incomplete. We and the agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, foreign currency notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors--Exchange Rates and Exchange Controls" on page S-3.

U.S. Holders

      As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to United States federal income tax regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons under the United States Internal Revenue Code of 1986, as amended (the "Code") and applicable Treasury regulations thereunder prior to that date, that elect to continue to be treated as United States persons under the Code or applicable Treasury regulations thereunder also will be a U.S. Holder. Moreover, as used herein, the term "U.S. Holder" includes any holder of a note whose income or gain in respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

      Payments of Interest. Payments of interest on a note generally will be taxable to you as ordinary interest income at the time such payments are accrued or are received (in accordance with your regular method of tax accounting).

      Original Issue Discount. Some of your notes may be issued as Original Issue Discount Notes. The following summary is based upon final Treasury regulations released by the Internal Revenue Service on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code. These regulations are referred to as the "OID Regulations" in this discussion.

      For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such note). The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any "true" discount on such note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

      You are required to include payments of qualified stated interest on a note as ordinary interest income when you accrue or receive those payments accrued or are received (in accordance with your regular method of tax accounting). If you hold an Original Issue Discount Note, you must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of your regular method of tax accounting. If you are the initial purchaser of an Original Issue Discount Note, the amount of original issue discount you should include in income is the sum of the daily portions of original issue discount for the Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) in which you held the Original Issue Discount Note. The daily portion is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An accrual period may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (1) the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (computed on the basis of compounding at the close of each accrual period, taking into account the length of the particular accrual period) and (2) the amount of any qualified stated interest payments allocable to the accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods reduced by any payments you received on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, you generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

      If you purchase an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased the Original Issue Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which you must include in your gross income for the note in any taxable year (or any portion of a taxable year in which you hold the note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

      Special rules described in the next three paragraphs apply to the calculation of original issue discount and qualified stated interest for floating rate notes and indexed notes ("Variable Notes") which qualify as a "variable rate debt instruments." A Variable Note qualifies as a "variable rate debt instrument" if (1) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (2) it provides for stated interest, paid or compounded at least annually, at current values of (a) one or more qualified floating rates,
(b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate, or (d) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

      A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure current changes in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. For example, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate, the CMT Rate or the Eleventh District Cost of Funds Rate are qualified floating rates. Although a multiple of a qualified floating rate will generally not itself be a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will be a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also be a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. However, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within our control (or the control of a party related to us) or that is unique to our circumstances (or that of a related party), such as dividends, profits, or the value of our stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality). A "qualified inverse floating rate" is any objective rate which is equal to a fixed rate minus a qualified floating rate, as long as changes in the rate can reasonably be expected to inversely reflect current changes in the qualified floating rate. If a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (that is, the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will be either a single qualified floating rate, or an objective rate.

      If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument," and if the interest on such
Note is unconditionally payable in cash or property (other than our debt instruments) at least annually, then all stated interest on the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout its term and that qualifies as a "variable rate debt instrument" will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (that is, at a price below the note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (1) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (2) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period under the assumed fixed rate described above.

      In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The Variable Note generally will be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. After converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

      Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument. In that case, if you are a holder of the Variable Note, for tax purposes you will account for the amount of original issue discount and qualified stated interest as if you held the "equivalent" fixed rate debt instrument. Each accrual period, you must make appropriate adjustments to the amount of qualified stated interest or original issue discount computed for the "equivalent" fixed rate debt instrument to reflect any difference between those amounts and the actual amount of interest accrued or paid on the Variable Note during the accrual period.

      If a Variable Note does not qualify as a "variable rate debt instrument," then the Variable Note may be treated as a contingent payment debt obligation subject to other special rules. You should be aware that on June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, if you hold such an instrument the CPDI Regulations generally require you to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain you recognized on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable pricing supplement.

      If notes are:

     .redeemable at our option prior to their stated maturity (a "call option"), or

     .repayable at your option prior to their stated maturity (a "put option"),

they may be subject to rules that differ from the general rules discussed above. If you are purchasing notes with such features you should consult your tax advisor, because the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

      Instead of reporting under your normal accounting method, you may elect to include in gross income all interest (including stated interest, acquisitions discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a note by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

      Short-Term Notes. Some of you (including banks, securities dealers, regulated investment companies, certain electing taxpayers and all of you using the accrual method of accounting) will be required to accrue into income on a current basis qualified stated interest and any original issue discount for notes having a fixed maturity of not more than one year ("Short-Term Notes"). None of the stated interest on a Short-Term Note is treated as qualified stated interest, but instead if treated as part of the Short-Term Note's stated redemption price at maturity and gives rise to original issue discount. Original issue discount on a Short-Term Note generally accrues on a straight-line basis or, at your election, on a constant interest basis. If you are a cash method holder of a Short-Term Note, you may elect to accrue qualified stated interest and original issue discount into income on a current basis. If you do not make that election, you may not be allowed to deduct all of the interest you paid or accrued on any indebtedness you incur or purchase or carry the Short-Term Note until the maturity date of the note or until you sell the note in a taxable transaction. In addition, if you do not make that election, you will be required to treat any gain realized on a sale, exchange or retirement of the

Short-Term Note as ordinary income to the extent the gain does not exceed the original issue discount accrued for the note during the period you held the Short-Term Note. In determining original issue discount for these purposes, original issue discount generally accrues on a straight-line basis, or at your election, on a constant interest basis.

      If you hold a Short-Term Note, you can elect to apply the rules in the preceding paragraph about the current accrual of original issued discount and the deferral of interest deductions by taking into account the amount of "acquisition discount," if any, for the note (rather than the amount of original issue discount, if any, for that Short-Term Note). Acquisition discount is the excess of the remaining stated redemption price at maturity of the Short-Term Note over your tax basis in the Short-Term Note at the time of the acquisition. Acquisition discount generally accrues on a straight-line basis or, at your election, on a constant interest basis.

      Your tax basis for a Short-Term Note initially is your purchase price for the note. This amount is increased by any stated interest, original issue discount or acquisition discount that you accrue into income currently under the rules described above, and is then decreased by the amount of any bond premium you previously amortized for the note, the amount of any principal payment you received for the note and, if you accrue interest into income currently for the note, the amount of any stated interest payment you received for the note.

      The market discount rules will not apply to a Short-Term Note.

      Market Discount. If you purchase a note, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, you will be treated as having purchased such note at a "market discount," unless such market discount is less than a specified de minimis amount.

      Under the market discount rules, you will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (1) the amount of such payment or realized gain or (2) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue market discount on the basis of semiannual compounding.

      You may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. You may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments you acquire on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

      Premium. If you purchase a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. You may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after you acquire it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments you acquire on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

      Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal your initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if you have included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than the applicable holding period. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Non-U.S. Holders

      This section discusses the principal United States tax consequences applicable to Non-U.S. Holders of purchasing, owning and selling of notes.

      You will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a note, unless you are a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to us or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to you (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

    (1) is signed by the beneficial owner of the note under penalties of perjury,

    (2) certifies that such owner is not a U.S. Holder, and

    (3) provides the name and address of the beneficial owner.

      The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

      New rules have been issued to consolidate and modify the current certification requirements and means by which you may claim exemption from United States federal income tax withholding and from backup withholding. These rules will apply to payments made after December 31, 2000 and provide certain presumptions regarding your tax status if you do not provide appropriate documentation to make this determination. You must provide certification that complies with the procedures in these new rules, where required, by the first payment date after these rules come into effect. In some circumstances, the new rules allow us to continue to rely on certificates you provided us before January 1, 2001 for a transitional period. If you are claiming benefits under an income tax treaty, you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits articles in order to comply with the new rules. Because these rules may apply differently to different holders, you are urged to consult your tax advisor regarding the application of these rules to you.

      Generally, you will not be subject to Federal income taxes on any capital gain or market discount you realize upon retirement or disposition of a note if the gain is not effectively connected with a trade or business in the United States conducted by you. Certain other exceptions may be applicable, and you should consult your tax advisor in this regard.

      The notes will not be includible in your estate unless you are a direct or indirect 10% or greater shareholder of Comdisco or, at the time of your death, payments in respect of the notes would have been effectively connected with your conduct of a trade or business in the United States.

Backup Withholding

      The payment of principal and interest and the accrual of original issue discount, if any, are generally subject to information reporting and possibly to "backup withholding" at a rate of 31%. Information reporting means that the payment is required to be reported to you and to the IRS. Backup withholding means that the payor is required to collect and deposit 31% of your payment with the IRS as a tax payment on your behalf.

      If you are a U.S. Holder (other than a corporation or certain exempt organizations), you may be subject to backup withholding if you do not supply an accurate taxpayer identification number and certify that your taxpayer identification number is correct. You may also be subject to backup withholding if the United States Secretary of the Treasury determines that you have not reported all interest and dividend income required to be shown on your federal income tax return or if you do not certify that you have not underreported your interest and dividend income. If you are not U.S. Holder, backup withholding and information reporting will not apply to payments made to you if you have provided required certification that you are not a U.S. Holder, or you otherwise establish an exemption (provided that the payor does not have actual knowledge that you are U.S. Holder or that the conditions of any exemption are not satisfied).

      Payment of the proceeds from a sale of a note to or through the United States office of a broker is subject to information reporting and backup withholding, unless you certify as to your non-U.S. status or otherwise establish an exemption from information reporting and backup withholding.

      Special rules apply with respect to payment of the proceeds from the sale of a note to or through a foreign office of a broker, and you should consult your tax advisor if you find yourself in this circumstance.

      Any amounts withheld from your payment under the backup withholding rules would be refundable or allowable as a credit against your United States federal income tax liability.

Foreign Currency Notes

      As used herein, "foreign currency" means a currency other than U.S.
dollars.

Payments of Interest in a Foreign Currency

      Cash Method. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such foreign currency.

      Accrual Method. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

      Purchase, Sale and Retirement of Notes. A U.S. Holder who purchases a note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency used to purchase the Note, determined on the date of purchase.

      Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives foreign currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the foreign currency on the date the payment is received or the note is disposed of (or deemed disposed of as a result of a material change in the terms of the note). In the case of a note that is denominated in foreign currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the foreign currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a note will equal the cost of the note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment.

      Gain or loss realized upon the sale, exchange or retirement of a note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount of the note, determined on the date such payment is received or the note is disposed of, and the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the U.S. Holder acquired the Note. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the note.

      Original Issue Discount. In the case of an Original Issue Discount Note or Short-Term Note, (1) original issue discount is determined in units of the foreign currency, (2) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency--Accrual Method" above and (3) the amount of foreign currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

      Premium and Market Discount. In the case of a note with market discount,
(1) market discount is determined in units of the foreign currency, (2) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (3) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the note in the manner described in "Payments of Interest in a Foreign Currency--Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

      With respect to a note acquired with amortizable bond premium, such premium is determined in the relevant foreign currency and reduces interest income in units of the foreign currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the note.

      Exchange of Foreign Currencies. A U.S. Holder will have a tax basis in any foreign currency received as interest or on the sale, exchange or retirement of a note equal to the U.S. dollar value of such foreign currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase notes) will be ordinary income or loss.

                              PLAN OF DISTRIBUTION

      We may sell the notes:

    . through agents who solicit offers to purchase the notes,

    . through agents purchasing as principal and acting as underwriters or dealers, or

    . directly to investors.

Distribution Through Agents

      We may sell the notes on a continuing basis through agents that become parties to a distribution agreement, a form of which is filed as an exhibit to the Registration Statement. Each agent's obligations are separate and several from those of any other agent. Each agent will use reasonable efforts when requested by us to solicit purchases of the notes. We will pay each agent a commission to be negotiated at the time of sale. The commission may range from
 .125% to .750% (in the case of notes denominated in a currency other than U.S. dollars) of the principal amount of each note sold through that agent. We will receive from 99.875% to 99.250% of the principal amount of each note, before deducting a portion of the aggregate offering expenses of approximately $450,000.

Distribution Through Underwriters

      We may also sell notes to any agent, acting as principal, for its own account or for resale to one or more investors or other purchasers, including other broker-dealers.

      The agents may sell any notes they have purchased as principal to any dealer at a discount. The discount allowed to any dealer will not be in excess of the discount to be received by the agent from us. Unless we specify otherwise in an applicable pricing supplement, any note sold to an agent as principal is purchased by that agent at a price equal to 100% of the principal amount of that note less a percentage ranging from .125% to .750% (in the case of notes denominated in a currency other than U.S. dollars) of that principal amount. The notes may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or the notes may be resold to certain dealers as described above. After the initial public offering of any notes, the public offering price and discount may be changed.

Direct Sales

      We may sell notes directly to investors, without the involvement of any agent or underwriter. In this case, we would not be obligated to pay any commission or discount in connection with the sale.

General Information

      The name of any agents or other persons through which we sell any notes, as well as any commissions or discounts payable to those agents or other persons, will be set forth in the related pricing supplement. As of the date of this prospectus supplement, the agents who are a party to the distribution agreement are Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Salomon Smith Barney Inc. and Warburg Dillon Read LLC.

      We will have the sole right to accept offers to purchase notes and may, in our absolute discretion, reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any proposed purchase of notes through it.

      Any agent, underwriter or dealer that participates in the offering of the notes may be an "underwriter" within the meaning of the Securities Act. We have agreed to indemnify each agent and certain other persons against certain liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the agents for certain expenses.

      We may also accept offers to purchase notes through additional agents on substantially the same terms and conditions, including commissions, as would apply to purchases by agents under the distribution agreement.

      The notes will not be listed on any securities exchange. The agents have advised us that they may purchase and sell the notes in the secondary market from time to time. However, no agent is obligated to do so and any agent may discontinue making a market in the notes at any time without notice. No assurance can be given as to the existence of liquidity of any secondary market for the notes.

      Unless we specify otherwise in the applicable pricing supplement, you will be required to pay the purchase price of the notes in immediately available funds in the specified currency in The City of New York on the date of settlement.

      In connection with an offering of notes purchased by one or more agents as principal on a fixed-priced basis, the agent(s) will be permitted to engage in certain transactions that stabilize the price of these notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of those notes. If the agent or agents creates or create, as the case may be, a short position in these notes (i.e., if it sells or they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement), the agent(s) may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these purchases.

      Neither we nor any of the agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the agents make any representation that the agents will engage in any of these transactions or that these transactions, once commenced, will not be discontinued without notice.

      Debt securities having terms substantially similar to the terms of the notes (but constituting a separate series of debt securities for purposes of the SunTrust Senior Indenture) may be offered outside the United States by us on a continuing basis, concurrently with offerings of the notes. We may also sell notes or other debt securities pursuant to another prospectus supplement to the accompanying prospectus.

      The agents, as well as other agents to or through which we may sell notes, may engage in transactions with us and perform services for us in the ordinary course of business. Thomas H. Patrick, one of our directors, is an Executive Vice President, Chief Financial Officer, Chairman of Special Advisory Services and a member of the office of the Chairman, of Merrill Lynch & Co., Inc.

                                    GLOSSARY

      Listed below are definitions of some of the terms used in this prospectus supplement and not defined elsewhere in this prospectus supplement or in the attached prospectus.

      "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency notes, this day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center of the country issuing the specified currency (or, if the specified currency is Euro, this day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to notes as to which LIBOR is an applicable Interest Rate Basis, this day is also a London Business Day.

      "Calculation Date," means with respect to any Interest Determination Date, the date on which the calculation agent calculates an interest rate for a floating rate or indexed note. The Calculation Date for any Interest Determination Date is the earlier of (1) the tenth calendar day after this Interest Determination Date or, if that day is not a Business Day, the next succeeding Business Day or (2) the Business Day immediately preceding the applicable Interest Payment Date or maturity, as the case may be.

      "Designated LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if this currency is not specified in the applicable pricing supplement, United States dollars.

      "Designated LIBOR Page" means:

     .if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in that pricing supplement (or any other page as may replace such page on that service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, or

     .if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the Telerate Page specified in that pricing supplement for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

      "Euro" means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Communities, as amended.

      "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

      "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/ update, or any successor site or publication.

      "Index Maturity" means the period to maturity of the instrument or obligation with respect to which the related interest rate basis or bases will be calculated.

      "Interest Determination Date" means the following with respect to an interest rate:

     . The Interest Determination Date for the CMT Rate, the Commercial Paper Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date.

     . The Interest Determination Date for the Federal Funds Rate will be the First Business Day immediately preceding the applicable Interest Reset Date.

     . The Interest Determination Date for the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the monthly weighted average cost of funds paid by members of the Eleventh Federal Home Loan Bank District.

     . The Interest Determination Date for LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date.

     . The Interest Determination Date for the Treasury Rate will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury bills would normally be auctioned. Treasury bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on Tuesday. However, an auction may be held on the preceding Friday. If an auction is held on the preceding Friday that day will be the Interest Determination Date for the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date, then the related Interest Reset Date will instead be the first Business Day immediately following the auction date.

     . The Interest Determination Date pertaining to a floating rate note the interest rate of which is determined by reference to two or more interest rate bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for that floating rate note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of that date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

      "Interest Payment Date" means the date on which interest on a note (other than payment at Maturity) is paid. The Interest Payment Dates will be indicated in the applicable pricing supplement.

      "London Business Day" means a day on which commercial banks are open for business (including dealings in the Designated LIBOR Currency) in London.

      "Maturity" means the date on which the principal of a note or an installment of principal becomes due and payable as provided in the note or in the SunTrust Senior Indenture, whether at stated maturity or by declaration of acceleration, call for redemption or otherwise.

      "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                              D x 360
                       Money Market Yield =               x 100
                                              360-(D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

      "Original Issue Discount Note" means any note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the SunTrust Senior Indenture.

      "Principal Financial Center" means (1) the capital city of the country issuing the specified currency or (2) the capital city of the country to which the Designated LIBOR Currency relates, as applicable, except, in the case of
(1) or (2) above, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney and (solely in the case of the Specified Currency) Melbourne, Toronto, Frankfurt, Amsterdam, London (solely in the case of the Designated LIBOR Currency), Johannesburg and Zurich, respectively.

      "Record Date" means the date on which you must hold a note in order to receive an interest payment on the next Interest Payment Date. The record date for any Interest Payment Date is the date 15 calendar days prior to that Interest Payment Date.

      "Redemption Price" means with respect to a note an amount equal to the Initial Redemption Percentage specified in the applicable pricing supplement (as adjusted by the annual redemption percentage reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a note shall decline at each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed.

      "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service, or any successor service, on the "US PRIME 1" page, or any other page as may replace the US PRIME 1 page on that service, for the purpose of displaying prime rates or base lending rates of major United States banks.

      "Spread" means the number of basis points to be added to or subtracted from the related interest rate basis or bases applicable to that floating rate note. The spread will be indicated in the applicable pricing supplement.

      "Spread Multiplier" means the percentage of the related interest rate basis or bases applicable to such floating rate note by which that interest rate basis or bases will be multiplied to determine the applicable interest rate on that floating rate note. The spread multiplier will be indicated in the applicable pricing supplement.

      "Telerate Page" means the display on the Bridge Telerate Inc. on that page (or any other page as may replace that page on that service).

PROSPECTUS

-------------------------------------------------------------------------------

                                                        [LOGO OF COMDISCO INC.]

                                                                 COMDISCO, INC.
                                                             6111 N. River Road
                                                       Rosemont, Illinois 60018
                                                                 (847) 698-3000


                                          We will provide the specific terms
                                          of each series or issue of debt
                                          securities we issue in supplements
            $1,500,000,000                to this prospectus. You should read
                                          this prospectus and the supplements
                                          carefully before you invest.

           Debt Securities


   We may offer the securities directly or through underwriters, agents or dealers. The prospectus supplement will designate the terms of that plan of distribution. "Plan of Distribution" below also provides more information on this topic.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus or any accompanying prospectus supplement or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.


                               February 29, 2000

                             ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement (SEC File No. 333-87725) that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, from time to time sell the combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

      You should read this prospectus and any prospectus supplement together with additional information described under the next heading WHERE YOU CAN FIND MORE INFORMATION.

                      WHERE YOU CAN FIND MORE INFORMATION

      Comdisco files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also accessible through the Internet at our web site at http://www.comdisco.com and the SEC's web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering has been completed.

     . Annual Report on Form 10-K for the year ended September 30, 1999, as amended by Form 10-K/A filed with the SEC on February 24, 2000; and

     . Quarterly Report on Form 10-Q for the quarter ended December 31,
       1999, as amended by Form 10-Q/A filed with the SEC on or about February 29, 2000.

     . The descriptions of the Common Stock and related Common Stock
       Purchase Rights included in the registration statements filed under the Exchange Act under File No. 1-7725, including all amendments or reports filed for the purpose of updating such description.

      You may request a copy of these filings at no cost, by writing or calling us at the following address:

  Comdisco, Inc.
  6111 N. River Road
  Rosemont, IL 60018
  (847) 698-3000
  Attention: Corporate Secretary

      You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of those documents.

      References in this prospectus to "Comdisco", "we", "us" and "our" are to Comdisco, Inc., and its subsidiaries. References in this prospectus to "Prism" are to our subsidiary, Prism Communication Services, Inc.

                                  THE COMPANY

      We provide global technology services to help our customers maximize technology functionality, predictability and availability. We are aligned into four primary business lines:

     . Technology services,

     . Leasing,

     . Prism, and

     . Ventures.

      Our technology services include:

     . Business continuity,

     . Managed network services,

     . Desktop management solutions, and

     . Other services.

      These services are designed to provide integrated, long-term, cost effective asset and technological planning as well as data and voice availability and recovery to users of high technology equipment.

      We offer equipment leasing in the electronics, communications, medical and laboratory and scientific industries and the financing of other high technology equipment, including information technology equipment and industrial automation equipment, to a broad range of customers, industries and geographic locations.

      Through Prism, we are developing an array of services that will include:

     . High-speed data connectivity,

     . Local and long distance voice,

     . Video conferencing,

     . Virtual private networks,

     . Business continuity, and

     . Teleworking solutions.

      Prism will provide these services over a facilities-based network consisting of splitterless, integrated data and voice line card technology from Nortel Networks(TM) and an optical backbone that will enable us to transport voice and data traffic from network edge to the Internet, a LAN/WAN or other destinations.

      Ventures is a leading provider of financing to venture capital-backed companies. Ventures offers companies a broad range of innovative equity-linked financing products, primarily venture debt and venture leases, which are loans or leases combined with warrants or equity conversion options. Ventures may also purchase direct equity stakes in companies. Our financing products complement equity from venture capital firms and debt from commercial banks and asset-based lenders.

      Our businesses are diversified by customer, customer type, equipment and/or industry segments and geographic locations. Our customers include "Fortune 1000" corporations as well as smaller organizations and start-up companies. We do not depend on any single customer or on any single source for the purchasing, selling or leasing of equipment, in connection with our technology services or in our financing to venture capital-backed companies. Prism has entered into an agreement with Nortel to purchase up to $460 million of switches, integrated line cards, customer premise equipment and ancillary technology to establish our network. We believe Prism will deploy the largest amount of Nortel's digital modem technology in the United States.

      Our executive offices are located in the Chicago area, at 6111 North River Road, Rosemont, Illinois 60018, telephone number (847) 698-3000. Our website is located at http://www.comdisco.com. The information contained on our website is not a part of this prospectus. At September 30, 1999 we had approximately 3,600 full-time employees.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                      Fiscal year ended September 30,
      Three Months Ended        ---------------------------------------------------------------------
      December 31, 1999         1999           1998           1997           1996           1995
      ------------------        ----           ----           ----           ----           ----
             1.76               1.22           1.71           1.67           1.64           1.55

      These computations include us and our subsidiaries, and companies in which we own 50% or less equity. For these ratios, "earnings" is determined by adding "total fixed charges" (excluding interest capitalized), income taxes, minority common stockholders equity in net income and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which we own at least 20% but less than 50% equity. For this purpose, "total fixed charges" consists of (1) interest on all indebtedness and amortization of debt discount and expense, and (2) an interest factor attributable to rentals.

                                USE OF PROCEEDS

      Unless we tell you otherwise in a prospectus supplement, we, or our affiliates, will use the net proceeds from the sale of the debt securities for general corporate purposes. General corporate purposes may include repayment of debt, equipment acquisitions, additions to working capital and capital expenditures. If we do not use the net proceeds immediately, we will temporarily invest them in short-term interest-bearing obligations. For current information on our commercial paper balances and average interest rates, see our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q or the prospectus supplement. See WHERE YOU CAN FIND MORE INFORMATION in this prospectus.

                           FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus, any prospectus supplements and any pricing supplements, including information incorporated by reference, discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information.

      These statements are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and we intend that these forward-looking statements have the benefits of the safe harbors created by those Acts. The words and phrases "looking ahead," "we are confident," "should be," "will be," "predicted," "believe," "expect," "anticipate" and similar expressions identify forward-looking statements.

      These forward-looking statements reflect our current views with respect to future events and financial performance, but are subject to many uncertainties and assumptions relating to our operations and business environment which may cause our actual results to be materially different from any future results expressed or implied by those forward-looking statements. Some of these uncertainties and assumptions are discussed in our most recent Annual Report on Form 10-K.

                       DESCRIPTION OF OUR DEBT SECURITIES

The Securities We May Offer

      We may offer unsecured senior or subordinated debt securities in an aggregate principal amount of up to $1,500,000,000. A prospectus supplement will describe the specific amounts, prices and terms of any securities we offer.

      We also may issue convertible subordinated debt securities that pay no interest or below-market interest at a substantial discount from their stated principal amount. We will refer to these securities as zero-coupon convertibles here and in any prospectus supplement or pricing supplement.

Issuance of Debt Securities under the Indentures

      We will issue debt securities in one or more series under one or more separate indentures between us and a U.S. banking institution, as trustee. We will issue senior debt securities, subordinated debt securities and zero-coupon convertibles under separate indentures, which we will refer to as senior indentures, subordinated indentures, and zero-coupon indentures.

      We have summarized selected provisions of the Indentures below. You should read the indentures for the full texts of provisions that may be important to you.

      We will initially issue senior debt securities under a senior indenture dated as of September 15, 1999, between us and SunTrust Bank, as senior trustee (the "SunTrust Senior Indenture"). The SunTrust Senior Indenture is included as an exhibit to the registration statement that we filed with the SEC. We will file the forms of any other indentures with the SEC at the time we use them. Capitalized terms used in the summary have the meanings specified in the indentures.

Terms

      We will describe specific terms relating to any new series of debt securities in a prospectus supplement or pricing supplement. These terms will include the following:

     . title of the series and whether they are senior debt securities, subordinated debt securities or zero-coupon convertibles;

     . any limit on the total principal amount of the series;

     . the price or prices at which we will sell the debt securities;

     . maturity date or dates;

     . the per annum interest rate or rates, if any, on the series and the date or dates from which any such interest will accrue;

     . whether the amount of payments of principal of, and premium, if any or interest on the debt securities may be determined with reference to any index, formula or other method, including one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of these payments;

     . the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

     . the place or places where the principal of, and premium, if any, and interest on the debt securities will be payable;

     . any redemption dates, prices, obligations and restrictions;

     . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the series;

     . the denominations in which the debt securities will be issued, if other than $1,000 and integral multiples of $1,000;

     . the currency, currencies or currency unit in which we will pay the principal of, and premium, if any, or interest, if any, on the debt securities, if not United States dollars;

     . provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

     . any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not those events of default or covenants are consistent with those contained in the indenture;

     . any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

     . any conversion or exchange features;

     . any special tax implications of the series; and

     . any other terms of the series.

      None of the indentures will limit the amount of debt securities that we may issue. We may issue debt securities under each indenture up to the principal amount that we are authorized to issue by our Board of Directors from time to time.

      Senior debt securities will rank equally with all of our other senior and unsubordinated debt. Subordinated debt securities will have a junior position to all of our senior debt as described below under the heading "Subordination" on page 9.

      We may sell debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We may also sell debt securities that are convertible into or exchangeable for our common stock. If we issue these kinds of debt securities, we will provide you with additional information in a prospectus supplement or pricing supplement.

      When we refer here and in any prospectus supplement or pricing supplement to the principal of and premium, if any, and interest, if any, on debt securities, we also mean to include mention of the payment of additional amounts, if any, which we are required to pay under the indenture or the debt securities in respect of certain taxes, assessments or other governmental charges imposed on the holders of those debt securities.

Form, Transfer and Exchange

      We will normally denominate debt securities, and pay principal, interest and any premium, in U.S. dollars. If we denominate debt securities, or pay the principal of, premium or any interest on any series of debt securities, in foreign currencies or foreign currency units, we will provide you with further information about those debt securities in a prospectus supplement or pricing supplement.

      We will normally issue the debt securities in book-entry only form. This means that one or more permanent global certificates registered in the name of The Depository Trust Company ("DTC"), New York, New York, or its nominee, will represent the debt securities.

      Alternatively, we may issue the debt securities in (1) certificated form registered in the name of the holder of the debt securities, or (2) in bearer form, with or without coupons attached. If we issue debt securities in registered or bearer form, holders will receive certificates representing the debt securities. We will normally issue debt securities in registered form only in increments of $1,000 and debt securities in bearer form only in increments of $5,000. Debt securities in bearer form are subject to other limitations that we will describe in any prospectus supplement.

      You can transfer or exchange debt securities in registered form without charge except for reimbursement of taxes, if any. If we issue a series of debt securities in both bearer and registered form, you may exchange bearer form for registered form in a similar manner. You can transfer or exchange debt securities at the corporate trust office of the appropriate trustee or at any other office or agency maintained by us for these purposes that we identify in any prospectus supplement.

Payment

      We will pay principal, interest and any premium on debt securities in book-entry only form as provided under the heading "--Book-Entry Procedures" in this prospectus.

      We will pay principal, interest and any premium on debt securities issued solely in registered form at the New York, New York corporate trust office of the appropriate trustee, or at any other office or agency maintained by us for these purposes that we identify in any prospectus supplement. We also may, at our option, pay interest on debt securities issued in registered form (1) by check mailed to the person in whose name the debt securities are registered on days specified in the indentures or any prospectus supplement or (2) by wire transfer to that person's U.S. account.

      We will make payments on debt securities in other forms at a place designated by us and specified in any prospectus supplement.

      If we authorize any other person to make payments on debt securities for us, we will identify them in a prospectus supplement.

Events of Default

      Unless we tell you otherwise in a prospectus supplement, an event of default under the indenture will occur if:

     . we fail to pay the principal or any premium on any debt security when due;

     . we fail to deposit any sinking fund payment when due;

     . we fail to pay interest or any additional amounts on any debt security for 30 days;

     . we fail to perform any other covenant in the indenture that continues for 60 days after we have been given written notice of that failure;

     . any of our debt, other than any debt securities issued under the indenture or non-recourse indebtedness, with a principal amount of more than 5% of our consolidated worth that is accelerated and this event is not rescinded before a judgment is obtained; or

     . certain events in bankruptcy, insolvency or reorganization occur.

      An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers that action to be in the best interests of the holders.

      If an event of default for any series of debt securities occurs and continues, the trustee, or the holders of at least 25% in aggregate principal amount of the debt securities of the series, may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration of acceleration.

      Other than its duties in case of a default, a trustee has no obligation to exercise any of its rights or powers under an indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

      Under each indenture, we will:

     . pay the principal, interest and any premium on the debt securities when due;

     . maintain a place of payment;

     . pay the additional amounts in the debt securities when specified;

     . deliver a report to the trustee 120 days after the end of each fiscal year reviewing our obligations under the indenture; and

     . deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

      No indenture will limit our ability to incur additional debt, unless we describe this limitation to you in a prospectus supplement.

Book-Entry Procedures

      The following discussion pertains to debt securities that we issue in book-entry only form.

      We will issue one or more global securities, currently limited to individual amounts of $400 million, representing the debt securities issued to DTC or its nominee, Cede & Co. DTC will keep a computerized record of its participants, for example, your broker, whose clients have purchased the debt securities. The participant, in turn, keeps a record of its clients who purchased the debt securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

      If we use book-entry procedures, we will not deliver securities in certificated form to individual purchasers of the debt securities, and no person holding a beneficial interest in a global security will be treated as a holder for any purpose under the indenture. Accordingly, holders of beneficial interests must rely on the procedures of DTC and the participant through which that person owns its interest in order to exercise any rights of a holder under that global security or the indenture. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. In some cases, the laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

      DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New

York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through computerized records for its participants' accounts. This eliminates the need to exchange certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

      Other organizations, including securities brokers and dealers, banks and trust companies that work through DTC's participants, also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

      A number of DTC's participants, together with the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., own DTC.

      We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

      It is DTC's current practice, when it receives any payment of principal or interest, to credit its participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to use an omnibus proxy to assign any rights to consent or vote to the participant whose account is credited with securities on a record date. Customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name," will govern payments by participants to owners of beneficial interests in the global securities, and voting by participants. However, these payments will be the responsibility of the participants and not of DTC, the trustee or us.

      Debt securities represented by a global security will be exchangeable for debt securities in registered form with the same terms in authorized denominations only if:

     . DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depository within 90 days;

     . DTC ceases to be a clearing agency registered under the Securities
       Exchange Act of 1934;

     . We, at our option, elect to issue notes in definitive form;

     . There is, or continues to be, an event of default with respect to the notes.

      If applicable, redemption notices shall be sent to Cede & Co. If less than all of the book-entry securities of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its participants in that issue to be redeemed.

      In order to elect to have us repay book-entry securities, a beneficial owner must notify the trustee, through its participant, and cause the participant to transfer the participant's interest in the global security or securities representing those book-entry securities, on DTC's records, to the trustee. The requirement for physical delivery of book-entry securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing those book-entry securities transferred by Direct Participants on the DTC's records.

      DTC may discontinue providing its services as securities depository with respect to book-entry securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, securities in certificated form are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, securities in certificated form will be printed and delivered.

      The information in this section concerning DTC has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Subordination

      Payment of the principal, interest and any premium on subordinated debt securities will, when stated in a subordinated indenture and applicable prospectus supplement, be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness. Under the indenture, "Senior Indebtedness" means all notes or other unsecured evidences of our indebtedness, whether outstanding on the date of the indenture or created, assumed or incurred at a later date, for money we borrow, including all indebtedness of any other person for money borrowed which we guarantee, not expressed to be subordinate or junior in right of payment to any other of our indebtedness.

      Each subordinated indenture will provide that we may not pay principal, interest and any premium on the subordinated debt securities in the event:

     . of any insolvency, bankruptcy or similar proceeding involving us or our property; or

     . we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness when due.

      Under these circumstances, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise, with the exception of the subordination provisions, be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among those holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by any holder of any subordinated debt securities in contravention of any of the terms of the indenture and before all the Senior Indebtedness has been paid in full, that payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among those holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all that Senior Indebtedness in full.

      As of September 30, 1999, we had approximately $3.7 billion of Senior Indebtedness outstanding. Subordinated indentures will not limit the amount of Senior Indebtedness that we may incur.

Redemption Provisions, Sinking Fund and Defeasance

      We may redeem some or all of the debt securities at our option subject to the conditions stated in the prospectus supplement relating to that series of debt securities. If a series of debt securities is subject to a sinking fund, the prospectus supplement will describe those terms.

Consolidation, Merger or Sale

      We may not merge with another company or sell or transfer all or substantially all of our property to another company unless:

     . we are the continuing corporation; or

     . the successor corporation or purchaser is a corporation organized under the laws of the United States, any state within the United States, or the District of Columbia which expressly assumes:

     --payment of principal, interest and any premium on the debt securities; and

     --performance and observance of all covenants and conditions in the indenture;

      and in either case, immediately after the transaction, no event of default and no event which, if notice was given and/or a certain period of time passed, would become an event of default, shall exist.

      If we are not the continuing corporation, we will have no further liabilities or obligations under any indenture or the debt securities.

Changes to the Indenture

      Holders who own more than 50% in principal amount of the outstanding debt securities of each series affected can agree to change the indenture. However, no change can affect your principal or interest payment terms, or the percentage required to change other terms of the indenture, without your consent, as well as the consent of others similarly affected. In addition, no supplemental indenture may directly or indirectly modify the indenture in any manner which might alter the subordination of the outstanding debt securities.

      We may enter into supplemental indentures for other specified purposes which would not materially adversely affect your interests, including the creation of any new series of debt securities, without the consent of any holder of debt securities.

Concerning the Initial Senior Trustee

      SunTrust Bank serves as trustee under the SunTrust Senior Indenture. Its principal office is located at 25 Park Place, Atlanta, Georgia. We lease equipment to SunTrust Bank and provide it with business continuity services. We also have commercial banking relationships with SunTrust Bank and certain of its affiliates.

                        DESCRIPTION OF OUR COMMON STOCK

      The following is a summary description of our common stock and related preferred stock purchase rights. You should read our restated certificate of incorporation, bylaws and rights agreement which created the preferred stock purchase rights for the full text of provisions which may be important to you. Each of these documents is included as an exhibit to the registration statement.

General

      On September 30, 1999, we had 850,000,000 shares of authorized capital stock, consisting of:

    . 100,000,000 shares of preferred stock, none of which were outstanding;
      and

    . 750,000,000 shares of common stock, $0.10 par value, 152,792,250 of which were issued and outstanding.

Listing

      We list our common stock on The New York Stock Exchange and the Chicago Stock Exchange under the symbol "CDO". We will also list any additional common stock we issue on these exchanges.

Dividends

      Common stockholders may receive dividends when declared by our board of directors. We may pay dividends in cash, stock or other forms.

Fully Paid

      All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Voting Rights

      Each share of common stock has one vote in the election of directors and other matters. Common stockholders have no preemptive or cumulative voting rights.

Other Rights

      We will notify common stockholders of any stockholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders, if any.

Transfer Agents and Registrars

      We, along with ChaseMellon Stockholder Services, are transfer agent and registrar for the common stock. You may contact us at the address listed on page 2. ChaseMellon Stockholder Services is located in Ridgefield, New Jersey.

Preferred Stock Purchase Rights

      On November 4, 1997, our board of directors declared a dividend of one preferred stock purchase right for each outstanding share of our common stock payable to holders of record as of the close of business on November 17, 1997. Shares of common stock issued after November 17, 1997 and before the distribution date defined below have, or will have, a right attached. A rights agreement dated as of November 4, 1997 with ChaseMellon Stockholder Services, as rights agent, contains the terms and conditions of the rights. We filed a copy of the rights agreement with the SEC. We have listed the rights on the New York Stock Exchange.

      A "distribution date" will occur upon the earliest of:

     . 10 days after a public announcement that a person or group has become an acquiring person; or

     . 10 business days (or a later date if determined by our board of directors) after the date a person or group makes a tender or exchange offer that, if completed, would result in that person or group being the beneficial owner of 15% or more of our outstanding common stock; or

     . 10 business days after our board of directors declares a person to be an adverse person.

      An "acquiring person" generally is a person or group which beneficially owns 15% or more of our outstanding common stock. An acquiring person does not include any person or group that beneficially owned 20% or more of our outstanding common stock on November 17, 1997, until that holder acquires beneficial ownership of 30% or more of the outstanding common stock. An "adverse person" is a person or group (1) which beneficially owns 10% or more of our outstanding common stock and (2) which the Board of Directors has determined has interests adverse to ours based on requirements set out in the Rights Agreement.

      Before the distribution date:

     . common stock certificates will evidence the rights;

     . rights will transfer with the common stock;

     . registered holders of the common stock will be deemed to hold the associated rights; and

     . rights are not exercisable.

      After the distribution date:

     . the rights agent will mail separate certificates evidencing the rights to each record holder of our common stock as of the close of business on the distribution date;

     . each right will be exercisable to purchase one one-thousandth of a share of Series C Junior Participating Preferred Stock for the stated purchase price of $75;

     . rights will be transferable separately from the common stock; and

     . unless directed by our Board of Directors, we will only issue rights with shares of common stock issued:

     --on exercise of stock options or as awards under employee benefit plans granted as of the distribution date; or

     --on conversion of securities issued after November 17, 1997.

      If any person becomes an acquiring person or an adverse person, each right, other than rights beneficially owned by the acquiring person or adverse person and certain affiliated persons, will entitle the holder to purchase, for the stated purchase price, a number of shares of common stock having a market value of twice the stated purchase price.

      If, after any person has become an acquiring person or an adverse person,
(1) we enter into a merger or other business combination in which we are not the surviving company or our common stock is exchanged for other securities or assets, or (2) we sell or otherwise transfers assets or earning power aggregating more than 50% of our consolidated assets or earning power, then each right, other than rights beneficially owned by the acquiring person or adverse person and certain affiliated persons, will entitle the holder to purchase, for the stated purchase price, a number of shares of common stock of the other party to such business combination or sale, or in certain circumstances, an affiliate, having a market value of twice the stated purchase price.

      At any time after any person has become an acquiring person or an adverse person, our Board of Directors may exchange all or part of the rights, other than rights beneficially owned by an acquiring person or adverse person and certain affiliated persons, for shares of common stock at an exchange ratio of one share of common stock per right.

      Our board of directors may redeem all of the rights at a price of $.005 per right at any time prior to the close of business on the 15th day after the public announcement of the existence of an acquiring person.

      The rights have certain antitakeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter certain acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover. Rather, they are designed to enhance the ability of our Board of Directors to negotiate with an acquiror on behalf of all stockholders. In addition, the rights should not interfere with a proxy contest.

      The rights will expire on November 17, 2007, unless earlier exchanged or redeemed.

                    DELAWARE GENERAL CORPORATION LAW AND OUR
                RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

General

      We are a Delaware corporation subject to the Delaware General Corporation Law. Provisions of Delaware law, in addition to provisions of our restated certificate of incorporation and bylaws, address corporate governance issues, including the rights of our stockholders. Some of these provisions could hinder management changes while others could have an anti-takeover effect.

      We have summarized the key provisions below. You should read the full text of the provisions of our restated certificate of incorporation and bylaws and Delaware law which may be important to you.

Business Combinations

      Delaware law and our restated certificate of incorporation generally require that at least 50% of our outstanding common stock vote to approve any merger, share exchange or sale of substantially all of our assets.

      Under Delaware law, we generally may not engage in a business combination with any stockholder that beneficially owns, together with affiliates and associates, 15% or more of our outstanding common stock (for these purposes an "interested stockholder") for three years after the interested stockholder becomes an interested stockholder. This prohibition does not apply if :

     . our board of directors approves the business combination or the transaction that results in the stockholder becoming an interested stockholder before the stockholder becomes an interested stockholder;

     . the interested stockholder owns at least 85% of our voting stock, other than common stock held by our employee directors or employee stock plans, upon completion of the transaction by which the stockholder becomes an interested stockholder; or

     . our board of directors and 66 2/3% of our outstanding common stock not owned by the interested stockholder vote to approve the business combination.

      Our restated certificate of incorporation requires that at least 66 2/3% of our outstanding common stock not owned by a "substantial stockholder" vote to approve certain business combinations and certain other transactions with a substantial stockholder unless certain minimum price and procedural requirements are met. A substantial stockholder is defined as any person or entity that acquires at least 10% of our outstanding common stock, excluding any member of the Board of Directors as of September 30, 1985, or any of our employee benefit plans. This super-majority approval is not required if:

     . the business combination is solely between us and another corporation in which we own 50% or more stock and a substantial stockholder owns none, or

     . all following conditions are satisfied:

  (1)holders of common stock receive consideration with a cash or fair market value not less than the higher of

     --the highest per share price paid by that substantial stockholder in acquiring any common stock, or

     --the highest per share market price of our common stock during the three-month period before the date of the proxy statement described in clause (3) below or, if none, the six-month period before the business combination is consummated;

  (2)after becoming a substantial stockholder and before the business combination is consummated

     --this substantial stockholder has not acquired any newly issued shares of capital stock from us except proportionately as a stockholder or upon compliance with our certificate of incorporation; and

     --this substantial stockholder has not received the benefit (except proportionately as a stockholder) of any loans or other financial assistance provided by us, or made any major change in our equity capital structure; and

  (3)if that proposal otherwise requires stockholder approval, a proxy statement meeting the requirements of the Exchange Act shall be mailed to our stockholders for the purpose of soliciting stockholder approval of such business combination.

Board Of Directors

      Members of our Board of Directors serve staggered three year terms. This means we elect only one-third of our directors in each year.

Stockholder Proposals And Director Nominations

      Our stockholders can submit stockholder proposals and nominate candidates for the board of directors if the stockholders follow advance notice procedures described in our bylaws.

      To nominate directors, stockholders must submit a written notice to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of the mailing of the proxy statement for our last annual meeting. The notice must include the name and address of the stockholder and of the nominee, a description of any arrangements between the stockholder and the nominee, information about the nominee required by the SEC, the written consent of the nominee to serve as a director and other information.

      Stockholders must submit proposals to our corporate secretary not less than 120 days and more than 150 days before the first anniversary of the date of the mailing of the proxy statement for our last annual meeting. The notice must include:

     . a description of the proposal;

     . the reasons for presenting the proposal at the annual meeting;

     . the text of any resolutions to be presented;

     . the stockholder's name and address and number of shares held; and

     . any material interest of the stockholder in the proposal.

      We may reject director nominations and stockholder proposals that are late or do not include all required information. This could prevent stockholders from bringing certain matters before an annual or special meeting, including making nominations for directors.

Meetings of Stockholders

      Our restated certificate of incorporation and bylaws do not permit our stockholders to call a special meeting, regardless of the percentage of voting stock they hold. This provision could have the effect of delaying until the next annual stockholders' meeting stockholder actions that holders of a majority of our common stock favor.

Indemnification of Directors

      We indemnify our officers and directors to the fullest extent permitted under Delaware law against all liabilities incurred in connection with their service to us.

Limitation of Liability of Directors

      Our restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they:

     . violated their duty of loyalty to us or our stockholders;

     . acted in bad faith;

     . knowingly or intentionally violated the law;

     . authorized illegal dividends or redemptions; or

     . derived an improper personal benefit from their action as directors.

      This provision applies only to claims against directors arising out of their role as directors and not in any other capacity, including any capacity as an officer or employee. Directors remain liable for violations of the federal securities laws and we retain the right to pursue legal remedies other than monetary damages, including an injunction or rescission for breach of the director's duty of care.

                              PLAN OF DISTRIBUTION

      We may sell any series of debt securities:

     . through underwriters or dealers;

     . through agents; or

     . directly to one or more purchasers.

      The prospectus supplement will include:

     . the initial public offering price;

     . the names of any underwriters, dealers or agents;

     . the purchase price of the debt securities;

     . our proceeds from the sale of the debt securities;

     . any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

     . any discounts or concessions allowed or reallowed or paid to dealers.

      If we use underwriters in the sale, they will buy the debt securities for their own account. The underwriters may then resell the debt securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale.

      The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities offered if they purchase any debt securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

      If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment.

      If we sell directly to you no underwriters or agents would be involved.

      Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act. Any discounts or commissions that we pay them and any profit they receive when they resell the debt securities may be treated as underwriting discounts and commissions under the Securities Act. We may enter into agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make, and to reimburse those persons for expenses.

      To facilitate a debt securities offering, any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     . Over-allotment involves sales in excess of the offering size, which creates a short position.

     . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     . Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions.

     . Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

      Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue those activities at any time.

      We are not making an offer of debt securities in any state that does not permit this kind of offer.

      Underwriters, dealers and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.

                                LEGAL OPINIONS

      Jeremiah M. Fitzgerald, Esq., our Vice President and Chief Legal Officer, or another of our lawyers, will issue an opinion about the legality of the securities for us. Mr. Fitzgerald owns 71,292 shares of our common stock and holds options granted under our stock option plans to purchase an additional 164,415 shares of common stock. We expect Brown & Wood llp, New York, New York to advise any underwriters, agents and dealers.

                                    EXPERTS

      KPMG LLP, independent certified public accountants, audited and reported on our financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement. We have incorporated these documents by reference in reliance upon the authority of KPMG LLP as experts in accounting and auditing in giving the report.

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                                  $500,000,000


                       Senior Medium-Term Notes, Series I
                          Due Nine Months to 15 Years
                               From Date of Issue

                       ---------------------------------

                             PROSPECTUS SUPPLEMENT

                       ---------------------------------

                              Merrill Lynch & Co.

                         Banc of America Securities LLC

                              Salomon Smith Barney

                            Warburg Dillon Read LLC

                               February 29, 2000

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